Exhibit 99.1

FOR IMMEDIATE RELEASE

February 2, 2010

MICRONETICS REPORTS THIRD QUARTER RESULTS FOR FISCAL YEAR 2010

Hudson, NH — (BUSINESS WIRE) – February 2, 2010 — Micronetics, Inc. (NASDAQ:NOIZ) today reported results for its thirteen and thirty-nine weeks ended December 26, 2009.

Net sales for the third quarter (Q3 FY2010) were $9.0 million, an increase of 7% or $.6 million compared to $8.4 million for Q3 FY2009. The increase in net sales for Q3 FY2010 is primarily due to integrated component sub-systems. Sales of components were approximately equal to last year with increases in high power amplifiers and an existing space based contract offset by declines in other components.

For Q3 FY2010 the Company reported net income of $504,143 or $0.11 per diluted share, as compared to a net loss of $9.4 million or $1.96 per diluted share for Q3 FY2009. The net loss for Q3 FY2009 was primarily attributable to a non-cash goodwill and intangible asset impairment charge of $9.3 million.

Net sales for the thirty-nine weeks ended December 26, 2009 were $25.7 million, an increase of 17% or $3.7 million compared to $22.0 million for the thirty-nine weeks ended December 27, 2008. The increase in net sales is primarily attributable to an increase in sales of integrated component sub-systems for jamming and electronic modernization of approximately $2.1 million, an RFID beta test product sale of $.7 million and sales related to a space based contract of $1.0 million.

For the thirty-nine weeks ended December 26, 2009, the Company reported net income of $678,401 or $0.15 per diluted share, as compared to a net loss of $9.3 million or $1.88 per diluted share for the thirty-nine weeks ended December 27, 2008.

Backlog increased to approximately $32 million on $10 million in bookings for the quarter.

David Robbins, Micronetics’ CEO stated, “We are pleased with our third quarter performance. Our optimistic outlook is driven by continued strong defense bookings and some positive signs of recovery in the commercial market coupled with our demonstrated ability to convert backlog into profitable revenue.”

Micronetics manufactures microwave and radio frequency (RF) components and integrated subassemblies used in a variety of defense, aerospace and commercial applications. Micronetics also manufactures and designs test equipment and components that test the strength, durability and integrity of communication signals in communications equipment. Micronetics serves a diverse customer base, including AeroSat, Anritsu, BAE Systems, Boeing Company, General Dynamics, ITT Electronic Warfare Systems, L-3 Communications, Northrop Grumman, Raytheon, and Thales. In addition, direct government customers including DFAS, Hill AFB, Augusta Aerospace and NAVICP. Additional information can be found on our website at http://www.micronetics.com.

Some of the statements contained in this news release are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, including but not limited to changes in economic conditions, reductions in spending by certain of our customers, our ability to operate and integrate acquired businesses and products, our ability to manage our growth, disruptions in supply or production, increased levels of debt, our ability to protect our proprietary information, future economic conditions in our industry and generally, as well as other factors. The information in this release should be reviewed in conjunction with Micronetics’ Annual Report for its fiscal year ended March 31, 2009 as well as its other filings with the Securities and Exchange Commission.

INCOME STATEMENT DATA

($000s omitted except per share data)

	Thirteen Weeks Ended
	Dec. 26, 2009	Dec. 27, 2008

Net sales	$9,009	$8,398

Gross profit	3,307	2,746

Research and development	411	484

Selling, general and administrative expenses	1,878	1,956

Goodwill impairment charge		7,965

Intangible asset impairment charge		1,295

Amortization of intangibles	87	161

Other expense	96	197

Income (loss) before income taxes	835	(9,312)

Provision for income taxes	331	72

Net income (loss)	504	(9,384)

Net income (loss) per common share:
Basic	$0.11	$(1.96)
Diluted	$0.11	$(1.96)

Weighted average shares
Outstanding:
Basic	4,554	4,788
Diluted	4,554	4,788

INCOME STATEMENT DATA

($000s omitted except per share data)

	Thirty Nine Weeks Ended
	Dec. 26, 2009	Dec. 27, 2008

Net sales	$25,742	$22,030

Gross profit	8,665	7,793

Research and development	1,257	1,214

Selling, general and administrative expenses	5,714	5,862

Goodwill impairment charge		7,965

Intangible asset impairment charge		1,295

Amortization of intangibles	261	499

Other expense	295	234

Income (loss) before income taxes	1,138	(9,276)

Provision for income taxes	460	17

Net income (loss)	678	(9,293)

Net income per common share:
Basic	$0.15	$(1.88)
Diluted	$0.15	$(1.88)

Weighted average shares
Outstanding:
Basic	4,554	4,934
Diluted	4,554	4,934

Contact

David Robbins, CEO

Micronetics, Inc.

(603) 546-4131